Exhibit 99.1
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
Financial information in this report is in thousands except share and per share amounts.
Item 1. Business.
(a) General Development of Business
Overview
We are a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.
Our core investment strategy is to own and manage a portfolio of properties leased to a diversified group of companies on a single tenant net lease basis. Our net leases generally require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as maintenance, insurance, taxes, structural repairs and other operating expenses (referred to as triple-net leases). We generally seek to include in our leases:
•	clauses providing for mandated rent increases or periodic rent increases over the term of the lease tied to increases in the consumer price index (“CPI”) or other indices for the jurisdiction in which the property is located or, when appropriate, increases tied to the volume of sales at the property;

•	indemnification for environmental and other liabilities;

•	operational or financial covenants of the tenant; and

•	guarantees of lease obligations from parent companies or letters of credit.
We are managed by W. P. Carey & Co. LLC (“WPC”) through its wholly-owned subsidiaries (collectively, the “advisor”). WPC is a publicly-traded company listed on the New York Stock Exchange under the symbol “WPC.”
The advisor provides both strategic and day-to-day management services for us, including capital funding services, investment research and analysis, investment financing and other investment acquisition related services, asset management, disposition of assets, investor relations and administrative services. The advisor also provides office space and other facilities for us. We pay asset management fees and certain transactional fees to the advisor and also reimburse the advisor for certain expenses. The advisor also serves in this capacity for Corporate Property Associates 14 Incorporated (“CPA®:14”) , Corporate Property Associates 16 — Global Incorporated (“CPA®:16 — Global”), and served in this capacity for Carey Institutional Properties Incorporated (“CIP®”) until its merger with us in September 2004 (the “Merger”) and Corporate Property Associates 12 Incorporated (“CPA®:12”) until its merger with CPA®:14 in December 2006 (collectively, including us, the “CPA® REITs”).
We were formed as a Maryland corporation on February 26, 2001. In two offerings, between November 2001 and August 2003, we sold a total of 104,617,606 shares of our common stock for a total of $1,046,176 in gross offering proceeds. Through December 31, 2006, we have also issued 7,127,980 shares ($72,012) through our Distribution Reinvestment and Share Purchase Plan. We have used and will continue to use these proceeds along with limited recourse mortgage debt to purchase our property portfolio.
Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020 and our telephone number is (212) 492-1100. As of December 31, 2006, we had no employees. WPC employs 122 individuals who are available to perform services for us.
Significant Developments During 2006:
Investment Activity — During 2006, we entered into four investments at a total estimated cost of $218,947. We completed an investment in Poland at a total cost of $183,300, inclusive of minority interest, and entered into a domestic build-to-suit project for total estimated construction costs of $14,660. We also acquired interests in two ventures, located in the United States and Germany for a total cost of $20,987, which are accounted for under the equity method of accounting. In connection with our investment in Poland, during 2006 we obtained limited recourse mortgage financing totaling $145,222, inclusive of minority interest, with a fixed annual interest rate and term of 5% and 10 years, respectively. In connection with the acquisition of our interests in two ventures, during 2006 we obtained limited recourse mortgage financing, of which our share was $11,719, with a weighted average fixed annual interest rate and term of approximately 5.73% and 10 years. All amounts are based upon the applicable foreign exchange rate at the date of acquisition.
Disposition Activity — In June 2006, a consolidated venture in which we and an affiliate hold 60% and 40% interests, respectively, sold a property in New York, New York leased to Clear Channel for $200,012, net of selling costs and inclusive of minority interest of $80,005. In connection with the sale, the venture recognized a gain on the sale of $41,101, net of a $10,253 writeoff of unrecoverable receivables related to future stated rent increases (inclusive of minority interests of $16,441 and $4,101, respectively). In connection with the sale, the venture also repaid the existing limited recourse mortgage obligation of $81,166 and incurred a charge for prepayment penalties and related costs totaling $2,981 (inclusive of minority interest of $32,466 and $1,192, respectively).
In addition, during 2006, we sold two domestic properties and one international property, for combined proceeds of $37,973, net of selling costs, and recognized a gain of $7,769.
Tenant Activity — We and an affiliate own interests in a venture owning 15 properties formerly leased to Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) under a master lease agreement. We own a 44% interest and are the managing member in a venture which owns these properties and, therefore, we consolidate the investment on our financial statements effective January 1, 2006, pursuant to our adoption of Emerging Issues Task Force Consensus on Issue No. 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). We also lease two wholly-owned properties to Starmark Holdings under a separate master lease agreement.
In January 2006, the advisor entered into a cooperation agreement with Starmark. Under this cooperation agreement, the advisor, on behalf of ourselves and our affiliate, agreed to cooperate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants were replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs the venture incurred in connection with transactions under the cooperation agreement.
In June 2006, the advisor approved a plan to restructure the master lease agreement with Starmark. Under the restructuring plan, six properties under the master lease agreement were re-leased to Life Time Fitness, Inc. (“Life Time”), a new tenant unaffiliated with Starmark, and Life Time entered into a commitment to provide $20,000 of improvements to these six properties. In connection with the restructuring, four properties formerly leased to Starmark were transferred to Life Time in exchange for Life Time’s commitment to use $10,000 to fund a portion of the improvements to the six leased properties. This commitment is secured by letters of credit totaling $10,000. The venture has transferred title of these four properties to Life Time and the venture has no continuing involvement in the transferred properties. No gain or loss was recorded on the transfer of the four properties as the venture had previously written down the four transferred properties to their estimated fair values, as described below. The remaining $10,000 of improvements to the six leased properties will be funded through a rent abatement to the tenant of $2,322 and through security deposits and prepaid rent totaling $7,678 that were released by Starmark in the third quarter of 2006. The $20,000 of improvements are for the benefit of the venture and will be retained by the venture upon expiration of the lease. One additional property was re-leased to Town Sports International Holdings, Inc., a second new tenant unaffiliated with Starmark, on terms similar to the original lease with Starmark. The master lease agreement was amended to remove these properties.
As a result of approving the restructuring plan, during 2006, the venture recognized impairment charges on this investment totaling $27,571, comprised of a charge of $21,271 to write off intangible assets on properties leased to Starmark, of which $12,925 is included in income from continuing operations and $8,346 is included in income from discontinued operations, and an impairment charge of $6,300 included in income from discontinued operations to reduce the carrying value of the four transferred properties to their estimated fair values. The venture also prepaid/defeased the existing debt of $100,857 and incurred prepayment penalties and debt defeasance costs totaling $10,072. During the fourth quarter of 2006, the venture obtained new limited recourse mortgage financing of $80,000 on the Life Time properties at a fixed annual interest rate of 5.75% with a 10-year term.
In December 2006, a third party, Fitness Ventures LLC (“Fitness Ventures”) purchased 100% of the existing shareholders’ interests in the ownership of Starmark. At this time, Fitness Ventures issued us warrants to acquire up to 10% of its equity and entered into new leases for the four properties remaining under the master lease and for the two wholly-owned properties. The new leases have terms that are similar to the original leases. Concurrent with these transactions, the cooperation agreement with Starmark was terminated and the venture recognized lease termination income of $8,145, of which $7,678 represents security deposits and prepaid rent from Starmark and $467 represents the release of real estate tax escrows funded by the venture which have been replaced by escrows funded by the new lessees. Subsequent to the filing of our annual report on Form 10-K on March 26, 2007, we entered into contracts to sell the six properties leased to Fitness Ventures, and the net results of operations of these properties have been reclassified to discontinued operations for the years ended December 31, 2006, 2005 and 2004 (see Subsequent Events – Retrospective Adjustment for Discontinued Operations in Item 7). We sold four of the properties in October 2007 for approximately $42,000 and sold the remaining two properties in November 2007 for approximately $34,000.
The amounts above are inclusive of minority interest. The minority venture partners will be allocated their share of the net income effects of the termination revenue and the defeasance/repayment costs of the existing debt in the periods described.
Financing Activity — In connection with the completion of an expansion project at an existing property, we refinanced a limited recourse mortgage of $15,800 for $25,000 in August 2006. This transaction allowed us to obtain additional limited recourse mortgage financing at a lower fixed annual interest rate of 6.56% versus 6.98%. The new financing matures in September 2026. We incurred a prepayment penalty of $3,547 in connection with prepaying the previous mortgage.
SEC Investigation — As previously reported ,WPC and Carey Financial, LLC (“Carey Financial”), the wholly-owned broker-dealer subsidiary of WPC, are currently subject to an SEC investigation into payments made to third-party broker-dealers in connection with the distribution of REITs managed by WPC and other matters. Although no regulatory action has been initiated against WPC or Carey Financial in connection with the matters being investigated, we expect that the SEC may pursue an action in the future. The potential timing of any action and the nature of the relief or remedies the SEC may seek cannot be predicted at this time. If an action is brought, it could materially affect WPC and the REITs managed by WPC, including us. See Item 3 — Legal Proceedings for a discussion of this investigation.
Senior Management and Board of Directors — The following changes occurred during 2006:
•	In June 2006, Richard J. Pinola was appointed to the board of directors and serves as an independent director and chairman of the audit committee of the board of directors.

•	In December 2006, the board of directors accepted the resignation of Anne Coolidge Taylor as president of the Company and appointed Benjamin P. Harris as president. Both Ms. Coolidge Taylor and Mr. Harris currently serve as officers of WPC’s Investment Department.
Sarbanes-Oxley — We did not perform compliance testing in accordance with the Sarbanes-Oxley Act for 2006 as, pursuant to clarified SEC interpretations, we are no longer considered an accelerated filer. As a non-accelerated filer we will be required to perform compliance testing in 2007.
Refer to Subsequent Events in Item 7 for developments that have occurred since December 31, 2006.
(b) Financial Information About Segments
We operate in one industry segment, real estate operations with domestic and foreign investments. Refer to the Segment Information footnote in the accompanying consolidated financial statements for financial information about this segment.
(c) Narrative Description of Business
Business Objectives and Strategy
We invest primarily in income-producing commercial real estate properties, which are upon acquisition improved or developed or which will be developed within a reasonable time after acquisition.
Our primary objectives are to:
•	own a diversified portfolio of triple-net leased real estate;

•	fund distributions to shareholders; and

•	increase our equity in our real estate by making regular mortgage principal payments.
We seek to achieve these objectives by investing in and holding commercial properties each triple-net leased to a single corporate tenant. We intend our portfolio to be diversified by tenant, facility type, geographic location and tenant industry.

Our Portfolio
As of December 31, 2006, our portfolio consisted of 334 properties leased to 83 tenants, totaling approximately 30.7 million square feet (on a pro rata basis), and was fully occupied. Our portfolio had the following property and lease characteristics:
Geographic Diversification
Information regarding the geographic diversification of our properties as of December 31, 2006 is set forth below:

	Consolidated Investments		Equity Investments in Real Estate(2)
	Annualized	% of Annualized	Annualized	% of Annualized
	Contractual Lease	Contractual	Contractual Lease	Contractual
Region	Revenue(1)	Lease Revenue	Revenue(1)	Lease Revenue
United States
South	$53,461	18.88%	$2,664	13.92%
West	50,735	17.91	7,070	36.95
Midwest	41,660	14.71	3,768	19.69
East	40,071	14.15	5,634	29.44

Total U.S.	185,927	65.65	19,136	100.00

International
Europe	97,285	34.35	—	—

Total	$283,212	100.00%	$19,136	100.00%

(1)	Reflects annualized contractual minimum base rent for the fourth quarter of 2006.

(2)	Reflects our pro rata share of annualized contractual minimum base rent for the fourth quarter of 2006 from equity investments in real estate.
Property Diversification
Information regarding our property diversification as of December 31, 2006 is set forth below:

	Consolidated Investments		Equity Investments in Real Estate(2)
	Annualized	% of Annualized	Annualized	% of Annualized
	Contractual Lease	Contractual	Contractual Lease	Contractual
Property Type	Revenue(1)	Lease Revenue	Revenue(1)	Lease Revenue
Office	$72,381	25.56%	$211	1.11%
Other properties (3)	70,518	24.90	—	—
Industrial	49,958	17.64	5,772	30.16
Warehouse/distribution	48,216	17.02	3,140	16.41
Retail	42,139	14.88	1,572	8.21
Hospitality	—	—	8,441	44.11

Total	$283,212	100.00%	$19,136	100.00%

(1)	Reflects annualized contractual minimum base rent for the fourth quarter of 2006.

(2)	Reflects our pro rata share of annualized contractual minimum base rent for the fourth quarter of 2006 from equity investments in real estate.

(3)	Consists of self-storage, sports and fitness and educational property types.

Tenant Diversification
Information regarding our tenant diversification as of December 31, 2006 is set forth below:

	Consolidated Investments		Equity Investments in Real Estate(2)
	Annualized	% of Annualized	Annualized	% of Annualized
	Contractual Lease	Contractual	Contractual Lease	Contractual
Tenant Industry(3)	Revenue(1)	Lease Revenue	Revenue(1)	Lease Revenue
Retail trade	$62,245	21.98%	$2,375	12.41%
Electronics	34,715	12.26	2,020	10.56
Leisure, amusement and entertainment	24,865	8.78	—	—
Healthcare, education and childcare	22,363	7.90	—	—
Self-Storage / Trucking	18,551	6.55	—	—
Construction and building	16,418	5.80	599	3.13
Business and commercial services	14,941	5.27	—	—
Aerospace and defense	12,904	4.55	—	—
Chemical, plastics, rubber and glass	11,176	3.95	—	—
Transportation — Personal	9,990	3.53	—	—
Federal, state and local government	8,572	3.03	—	—
Insurance	7,987	2.82	—	—
Automobile	6,076	2.14	1,078	5.63
Consumer and durable goods	5,006	1.77	—	—
Hotels and gaming	—	—	8,441	44.11
Other (4)	27,403	9.67	4,623	24.16

Total	$283,212	100.00%	$19,136	100.00%

(1)	Reflects annualized contractual minimum base rent for the fourth quarter of 2006.

(2)	Reflects our pro rata share of annualized contractual minimum base rent for the fourth quarter of 2006 from equity investments in real estate.

(3)	Based on the Moody’s classification and information provided by the tenant.

(4)	Includes revenue from tenants in the beverages and food, consumer and non-durable goods, forest products and paper, grocery, machinery, media printing and publishing, mining and metals, telecommunications and transportation-cargo industries.
Lease Expirations
As of December 31, 2006, lease expirations of our properties are as follows:

	Consolidated Investments		Equity Investments in Real Estate(2)
	Annualized	% of Annualized	Annualized	% of Annualized
	Contractual Lease	Contractual	Contractual Lease	Contractual
Year of Lease Expiration	Revenue(1)	Lease Revenue	Revenue(1)	Lease Revenue
2010	$11,742	4.15%	$—	—%
2011	21,361	7.54	—	—
2012	4,032	1.42	8,441	44.11
2013	9,456	3.34	—	—
2014	20,223	7.14	—	—
2015	9,180	3.24	—	—
2016	11,861	4.19	1,478	7.72
2017 – 2021	58,740	20.74	4,571	23.89
2022 – 2026	113,336	40.02	3,098	16.19
2027 and thereafter	23,281	8.22	1,548	8.09

Total	$283,212	100.00%	$19,136	100.00%

(1)	Reflects annualized contractual minimum base rent for the fourth quarter of 2006.

(2)	Reflects our pro rata share of annualized contractual minimum base rent for the fourth quarter of 2006 from equity investments in real estate.
Asset Management
We believe that effective management of our net lease assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling properties and knowledge of the bankruptcy process.
The advisor monitors, on an ongoing basis, compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves receiving assurances that each tenant has paid real estate taxes, assessments and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. The advisor reviews financial statements of our tenants and undertakes regular physical inspections of the condition and maintenance of our properties. Additionally, the advisor periodically analyzes each tenant’s financial condition, the industry in which each tenant operates and each tenant’s relative strength in its industry.
Holding Period
We intend to hold each property we invest in for an extended period. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors with a view to achieving maximum capital appreciation for our shareholders. No assurance can be given that this objective will be realized.
Our intention is to consider alternatives for providing liquidity for our shareholders generally after eight years following the investment of substantially all of the net proceeds from our initial public offering. We may provide liquidity for our shareholders through a liquidity transaction which could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion of our shares in an automated quotation system, a merger (which may include a merger with one or more of our affiliated CPA® REITs) or another transaction approved by our board of directors. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life, it is in our shareholders’ best interests for us to make new investments. We are under no obligation to liquidate our portfolio within any particular period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and U.S. federal income tax effects on shareholders which may prevail in the future. Furthermore, there can be no assurance that we will be able to consummate a liquidity event. In the most recent instances in which CPA® REIT shareholders were provided with liquidity, the liquidating entity merged with another, later-formed CPA® REIT. In each of these transactions, shareholders of the liquidating entity were offered the opportunity to exchange their shares either for shares of the merged entity or for cash or a short-term note.
Financing Strategies
Consistent with our investment policies, we use leverage when available on favorable terms. As of December 31, 2006, substantially all of our mortgages are limited recourse, bear interest at fixed rates and provide for monthly or quarterly installments which include scheduled payments of principal. Accordingly, our near term cash flow should not be adversely affected by increases in interest rates. However, financing on future investments will likely bear higher rates of interest because we are in a rising interest rate environment. A lender on limited recourse mortgage debt generally has recourse only to the property collateralizing such debt and not to any of our other assets, while unsecured financing would give a lender recourse to all of our assets. The use of limited recourse debt, therefore, will help us to limit the exposure of all of our assets to any one debt obligation. However, lenders may have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity or in the case of fraud. Lenders may also seek to include in the terms of mortgage loans, provisions making the termination or replacement of the advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. We will attempt to negotiate loan terms allowing us to replace or terminate the advisor. Even if we are successful in negotiating such provisions, the replacement or termination of the advisor may require the prior consent of the mortgage lenders.
The advisor may refinance properties or defease a loan when a decline in interest rates makes it profitable to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such an investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. The prepayment of loans may require us to pay a yield maintenance premium to the lender in order to pay off a loan prior to its maturity.

Investment Opportunities
In addition to opportunities in the domestic real estate market, including the net lease market, we believe that international real estate markets also provide investors with an opportunity to diversify their portfolio with investments that may provide returns that are less correlated to the returns of the equity, bond or real estate markets of the United States. Although we are primarily focusing our international investments on properties in the European Union, we plan to evaluate potential investments on a case-by-case basis and have no predetermined limitations or targets for geographical location.
The commercial real estate markets of certain countries within the European Union or other countries or geographic locations where we may invest in properties may have different characteristics than those described above. We will evaluate each transaction on a case-by-case basis and will, as a part of this evaluation, examine current characteristics and market conditions.
Investment Strategies
We invest primarily in income-producing properties that are, upon acquisition, improved or being developed or that are to be developed within a reasonable period after acquisition.
Most of our property acquisitions are through long-term net leased assets, many of which are through long-term sale-leaseback transactions, in which we acquire properties from companies that simultaneously lease the properties back from us. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, mortgaging real property, or selling shares of common stock.
Our sale-leasebacks may be in conjunction with acquisitions, recapitalizations or other corporate transactions. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it to the company or its successor in interest (the lessee). Through the advisor, we actively seek such opportunities.
In analyzing potential net lease investment opportunities, the advisor reviews all aspects of a transaction, including the credit worthiness of the tenant or borrower and the underlying real estate fundamentals to determine whether a potential acquisition satisfies our acquisition criteria. The advisor may consider the following aspects of each transaction:
Tenant/Borrower Evaluation — The advisor evaluates each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience; industry position and fundamentals; operating history; and capital structure, as well as other factors that may be relevant to a particular investment. In evaluating a possible investment, the creditworthiness of a tenant or borrower often is a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy is determined by the advisor or the investment committee of the advisor. Creditworthy does not mean “investment grade.”
Properties Important to Tenant/Borrower Operations — The advisor focuses on properties that it believes are essential or important to the ongoing operations of the tenant. The advisor believes that these properties provide better protection in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a mission critical lease or property in a bankruptcy proceeding.
Diversification — The advisor attempts to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, geographic location or tenant/borrower industry. By diversifying our portfolio, the advisor reduces the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.
Lease Terms — Generally, the net leased properties in which we invest will be leased on a full recourse basis to our tenants or their affiliates. In addition, the advisor will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. In the case of retail stores and hotels, the lease may provide for participation in gross revenues above a stated level. Alternatively, a lease may provide for mandated rental increases on specific dates or other methods.
Collateral Evaluation — The advisor reviews the physical condition of the property, and conducts a market evaluation to determine the likelihood of replacing the rental stream if the tenant defaults, or of a sale of the property in such circumstances. The advisor also generally conducts, or requires the seller to conduct, Phase I or similar environmental site assessments (including a visual inspection for the potential presence of asbestos) in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnify us against any potential claims, losses or expenses arising from such matters. Although the advisor generally relies on its own analysis in determining whether to make an investment, each real property purchased by us will be appraised by a third party appraiser that is independent of the advisor, prior to acquisition. The contractual purchase price (plus acquisition fees, but excluding acquisition expenses, payable to the advisor) for a real property we acquire will not exceed its appraised value. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value. In cases of special purpose real estate, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant/borrower’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.
Transaction Provisions that Enhance and Protect Value — The advisor attempts to include provisions in its leases that require our consent to specified activity, require the tenant to provide indemnification protections, or require the tenant to satisfy specific operating tests. These provisions may help protect our investment from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations to us or reduce the value of our investment. The advisor may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of obligations from the tenant’s corporate parent or a letter of credit. This credit enhancement, if obtained, provides us with additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be difficult to negotiate. In addition, in some circumstances, tenants may require a right to purchase the property leased by the tenant. The option purchase price is generally the greater of the contract purchase price and the fair market value of the property at the time the option is exercised.
Other Equity Enhancements — The advisor may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help us to achieve our goal of increasing investor returns.
Investment Decisions —The advisor’s investment department, under the oversight of its chief investment officer, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities for the CPA® REITs and WPC. Before an investment is made, the transaction is reviewed by the advisor’s investment committee. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. The advisor places special emphasis on having experienced individuals serve on its investment committee subject to limited exceptions, the advisor generally will not invest in a transaction on our behalf unless it is approved by the investment committee. For transactions that meet the investment criteria of more than one CPA® REIT, the chief investment officer has discretion as to which CPA® REIT or REITs will hold the investment. In cases where two or more CPA® REITs (or one or more CPA® REIT and the advisor) will hold the investment, the independent directors of each CPA® REIT investing in the property must also approve the transaction.
The following people currently serve on the investment committee:
•	Nathaniel S. Coolidge, Chairman — Former senior vice president and head of the bond and corporate finance department of John Hancock Mutual Life Insurance. Mr. Coolidge’s responsibilities included overseeing its entire portfolio of fixed income investments.

•	Frank Hoenemeyer — Former chairman and chief Investment officer, Prudential Insurance Company of America.

•	Dr. Lawrence R. Klein — Currently serving as professor emeritus of economics and finance at the University of Pennsylvania and its Wharton School. Recipient of the 1980 Nobel Prize in economic sciences and former consultant to both the Federal Reserve Board and the President’s Council of Economic Advisors.

•	George E. Stoddard — Former officer-in-charge of the direct placement department of The Equitable Life Assurance Society of the United States and our former chief investment officer.

•	Dr. Karsten von Köller — Currently chairman of Lone Star Germany GmbH and vice chairman of the supervisory board of Allgemeine HypothekenBank Rheinboden AG. Chairman of the board of management of this bank from December 2005 to October 2006. Previously served as chairman of the board of management of Eurohypo AG and was a member of the board of managing directors of Rheinhyp Rheinische Hypothekenbank AG.
The advisor is required to use its best efforts to present a continuing and suitable investment program to us but is not required to present to us any particular investment opportunity, even if it is of a character which, if presented, could be taken by us.

Segments
We operate in one industry segment, real estate operations with domestic and foreign investments. For the year ended December 31, 2006, Mercury Moving Partners LP and U-Haul Moving Partners, Inc. jointly represented 10% of our total lease revenue, inclusive of minority interest.
Competition
We face competition for the acquisition of commercial properties in general, and such properties net leased to major corporations in particular, from many sources, including insurance companies, credit companies, pension funds, private individuals, private funds such as hedge funds, financial institutions, finance companies, investment companies and other REITs. We also face competition from institutions that provide or arrange for other types of commercial financing through private or public offerings of equity or debt or traditional bank financings. These institutions may accept greater risk or lower returns, allowing them to offer more attractive terms to prospective tenants. We believe the advisor’s experience in real estate, credit underwriting and transaction structuring should allow us to compete effectively for commercial properties.
Environmental Matters
Our properties generally are currently or historically used for commercial purposes, including industrial and manufacturing properties. Under various federal, state and local environmental laws and regulations, current and former owners and operators of property may have liability for the cost of investigating, cleaning-up or disposing of hazardous materials released at, on, under, in or from the property. These laws typically impose responsibility and liability without regard to whether the owner or operator knew of or was responsible for the presence of hazardous materials or contamination, and liability under these laws is often joint and several. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous materials.
While we typically perform assessments of potential environmental risks when evaluating a new acquisition of property, no assurance can be given that we have performed such assessments on all of our properties, or that the environmental assessments we do perform will disclose all potential environmental liabilities, and we may purchase a property that contains hazardous materials in the building, or that is known to have or be near soil or groundwater contamination. In addition, new environmental conditions, liabilities or compliance concerns may arise or be discovered during our ownership.
While we frequently obtain contractual protection (indemnities, cash reserves, letters of credit or other instruments) from property sellers, tenants, a tenant’s parent company or another third party to address these known or potential issues, we cannot eliminate our statutory liability or the potential for claims against us by governmental authorities or other third parties. The contractual protection may not cover all potential damages or liabilities, and the indemnifying party may fail to meet its contractual obligations. In addition, the existence of any environmental conditions, liabilities or compliance concerns at or near our properties could adversely affect our ability to rent or sell property or to borrow using the property as collateral and could also adversely affect the tenant’s ability to make rental payments.
As a result of all of the foregoing, we have incurred in the past and will incur in the future costs and liabilities to investigate environmental matters and to address environmental conditions, liabilities and compliance concerns. Although we do not currently anticipate incurring any material liabilities in connection with environmental matters, we cannot assure you that future environmental costs and liabilities will not be material or will not adversely affect our business.
Transactions with Affiliates
We may acquire assets from our affiliates, including the other CPA® REITs, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. These transactions may take the form of direct purchases of assets, mergers or another type of transaction, such as our merger with CIP® in 2004. Like us, the other CPA® REITs intend to consider alternatives for providing liquidity for their shareholders some years after they have invested substantially all of the net proceeds from their initial public offerings.
Types of Investments
Substantially all of our investments to date have been and will continue to be income-producing properties, which are, upon acquisition, improved or being developed or which will be developed within a reasonable period of time after their acquisition. These investments have primarily been through sale-leaseback transactions, in which we invest in properties from companies that simultaneously lease the properties back from us subject to long-term leases. Investments will not be restricted as to geographical areas.
Ventures with Affiliates and Others — We have and may continue to enter into ventures or general partnerships and other participations with real estate developers, owners and others, including other CPA® REITs, for the purpose of obtaining equity interests in a property or properties in accordance with our investment policies. These investments permit us to own interests in large properties without unduly restricting the diversity of our portfolio. We will not enter into a venture to make an investment that we would not be permitted to make on our own.
Other Investments — We may invest up to 10% of our net equity in unimproved or non-income-producing real property and in “equity interests.” Investment in equity interests in the aggregate will not exceed five percent of our net equity. Such “equity interests” are defined generally to mean stock, warrants or other rights to purchase the stock of, or other interests in, a tenant of a property, an entity to which we lend money or a parent or controlling person of a borrower or tenant. We may invest in unimproved or non-income-producing property, which the advisor believes will appreciate in value, or which will increase the value of adjoining or neighboring properties we own. There can be no assurance that these expectations will be realized. Often, equity interests will be “restricted securities” as defined in Rule 144 under the Securities Act. Under this rule, we may be prohibited from reselling the equity securities without limitation until we have fully paid for and held the securities for one year. It is possible that the issuer of equity interests in which we invest may never register the interests under the Securities Act. Whether an issuer registers its securities under the Securities Act may depend on the success of its operations.
We will exercise warrants or other rights to purchase stock generally if the value of the stock at the time the rights are exercised exceeds the exercise price. Payment of the exercise price shall not be deemed an investment subject to the above described limitations. We may borrow funds to pay the exercise price on warrants or other rights or may pay the exercise price from funds held for working capital and then repay the loan or replenish the working capital upon the sale of the securities or interests purchased. We will not consider paying distributions out of the proceeds of the sale of these interests until any funds borrowed to purchase the interest have been fully repaid.
We will not invest in real estate contracts of sale unless the contracts of sale are in recordable form and are appropriately recorded in the applicable chain of title.
Pending investment of available capital, cash obtained from offering of our securities or dispositions of assets will be invested in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit, other short-term liquid investments and auction-rate securities. Auction-rate securities are purchases of long-term income instruments which provide for frequent resets of stated interest rates. A market exists to provide for redemption of auction-rate securities at the interest reset date, generally at par value; however, there is a risk that a redemption price will be below par value. To maintain our REIT qualification, we also may invest in securities that qualify as “real estate assets” and produce qualifying income under the REIT provisions of the Internal Revenue Code. Any investments in other REITs in which the advisor or any director is an affiliate must be approved as being fair and reasonable by a majority of the directors (including a majority of the independent directors) who are not otherwise interested in the transaction.
If at any time the character of our investments would cause us to be deemed an “investment company” for purposes of the Investment Company Act of 1940, we will take the necessary action to ensure that we are not deemed to be an “investment company.” The advisor will continually review our investment activity, including attempting to monitor the proportion of our portfolio that is placed in various investments, to attempt to ensure that we do not come within the application of the Investment Company Act of 1940.
Our reserves, if any, will be invested in permitted temporary investments. The advisor will evaluate the relative risks and rate of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rate of return of permitted temporary investments may be less than would be obtainable from real estate investments.
(d) Financial Information About Geographic Areas
Refer to the Segment Information footnote of the accompanying consolidated financial statements for financial information pertaining to our segment and geographic operations.
(e) Available Information
All filings we make with the SEC, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, and any amendments to those reports, are available for free on our website, http://www.cpa15.com, as soon as reasonably practicable after they are filed or furnished to the SEC. Our SEC filings are available to be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our filings can also be obtained for free on the SEC’s Internet site at http://www.sec.gov. We are providing our website address solely for the information of investors. We do not intend our website to be an active link or to otherwise incorporate the information contained on our website into this report or other filings with the SEC.